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                                                                  EXHIBIT 23(b)

                          CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Prospectus constituting part of this Registration Statement on Form SB-2 of our reports relating to the interim unaudited financial statements of Computerized Thermal Imaging, Inc. which appear in such Prospectus for the six months ended December 31, 1997 and 1996 and the period from inception (June 10, 1987) to December 31, 1997. We are aware of the use in this Registration Statement of our report on such unaudited interim financial information. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Randy Simpson, CPA P.C.

Sandy, Utah
February 25, 1998